Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

ypierre@cooley.com

May 10, 2018

SELLAS Life Sciences Group, Inc.

315 Madison Avenue, 4th Floor

New York, New York 10017

Ladies and Gentlemen:

You have requested our opinion, as counsel to SELLAS Life Sciences Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for the offer and resale of up to 3,228,461 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes (i) 1,844,830 shares (the “Preferred Common Shares”) of Common Stock issuable upon conversion of outstanding shares of the Company’s Series A 20% Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) 1,383,631 shares (the “Warrant Common Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”), held by the selling stockholders identified in the Prospectus. The Preferred Stock and the Warrants were issued pursuant to a securities purchase agreement between the Company and the purchasers party thereto, dated as of March 7, 2018, (the “SPA”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, each as currently in effect and as in effect at the time of issuance of the Preferred Stock and the Warrants, (c) the SPA, (d) the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), (e) the form of the Warrants, and (f) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

With regard to our opinion as to the Warrant Common Shares, we have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock. With regard to our opinions as to the Preferred Common Shares and the Warrant Common Shares, we express no opinions to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Preferred Common Shares and the Warrant Common Shares, of the Company, and/or antidilution adjustments to outstanding securities, including the Preferred Stock and the Warrants, of the Company, cause the Preferred Stock to be convertible into, or the Warrants to be exercisable for, more shares of Common Stock than the number that then remain authorized but unissued.

Cooley LLP 1114 Avenue of the Americas New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com

May 10, 2018

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Preferred Common Shares, when issued and sold by the Company upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations, and the Warrant Common Shares, when issued and sold by the Company upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 1114 Avenue of the Americas New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com